Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Geokinetics Inc.:

We consent to the incorporation by reference in this Registration Statement of Geokinetics Inc. on Form S-8 of our report dated April 17, 2006 (except for paragraph 4 of Note 1, for which the date is June 8, 2006, and paragraph 7 of Note 9, for which the date is July 19, 2006) related to our audit of the financial statements included in the Annual Report on Form 10-K of Geokinetics Inc. for the year ended December 31, 2005.

/s/ FITTS, ROBERTS & CO., P.C.

Houston, Texas
January 10, 2007.